Exhibit 99.1

For more information:
Caroline Allen:	(617) 424-2460
Michael Durand:	(508) 441-5831
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Massachusetts Regulators Approve $20 Million NSTAR Rate Cut

Plan Provides for Seven-year Rate Freeze and New Customer Service Programs

(Boston, MA; December 30, 2005) NSTAR Electric & Gas customers will immediately see the benefits of a rate settlement between Attorney General Reilly and the Company, thanks to the hard work of the Massachusetts Department of Telecommunications and Energy (DTE). The DTE today approved the settlement, which results in an immediate $20 million rate cut for NSTAR Electric customers. As part of the settlement, the reduced rate will be frozen for seven years. The agreement also provides temporary rate relief of $18 million for NSTAR Gas customers, as well as new programs and incentives to improve system performance and customer service.

“At a time when customers are feeling the strain of high global energy prices, this settlement not only brings immediate relief, but it also offers long-term stability,” said Thomas J. May, Chairman, President and CEO of NSTAR. “We’re very pleased that the DTE worked so diligently to approve this settlement just in time for January, typically one of the highest energy-use months.”

Other parties to the settlement include the Associated Industries of Massachusetts and the Low-Income Energy Affordability Network. Together with NSTAR and Attorney General Reilly, this broad-based coalition reached the settlement as an alternative to an $89 million dollar rate increase for NSTAR. The Company has invested more than $2 billion in its system over the last 10 years. But to provide customers with some rate relief at this time of high energy prices, NSTAR agreed to adopt a non-traditional rate plan.

The settlement also calls for new service and reliability standards that will bolster customer service levels. The Company will be given incentives and penalties related to the reliability of the system and customers will be informed of system reliability through an annual report card from NSTAR. Other features include the creation of a debt forgiveness program for low income customers and the revision of certain NSTAR power purchasing practices to provide greater stability for energy prices paid by residential customers. The settlement also provides for NSTAR to spend $10 million on new safety and reliability initiatives, including a comprehensive manhole inspection, repair and upgrade program.

“Many of these service and reliability features will be the first of their kind for Massachusetts utilities,” May said. “At NSTAR, we are proud of our customer service record and we look forward to working with regulators to make sure we comply with these high standards.”

The average NSTAR Electric customer, who would have seen an increase of $1.67 a month under a rate increase, will now realize a savings of $0.46 a month. The average NSTAR Gas customer will save $8.93 a month beginning immediately.

NSTAR Electric and Gas transmits and delivers electricity and natural gas to 1.4 million customers in Eastern and Central Massachusetts, including over one million electric customers in 81 communities and nearly 300,000 gas customers in 51 communities. For more information go to: www.nstaronline.com.

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